EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 18, 2006 relating to the financial statements and financial statement schedule of Intraware, Inc., which appears in Intraware, Inc.'s Annual Report on Form 10-K for the year ended February 28, 2006.

/s/    PricewaterhouseCoopers LLP

San Jose, California
October 24, 2006